INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this ____ day of ______________, 2022 by and between Conversus StepStone Private Venture and Growth Fund, a Delaware statutory trust (the “Fund”), and StepStone Conversus LLC, a Delaware limited liability company (the “Adviser”).

1. Duties of Adviser. (a) The Fund hereby appoints the Adviser to act as investment adviser to the Fund, for the period and on the terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Board of Trustees (the “Board”) concerning the Adviser’s discharge of the foregoing responsibilities. The Fund has discussed and concurs in the Adviser’s employing StepStone Group LP to act as the Fund’s sub-investment adviser (the “Sub-Adviser”) to provide day-to-day management of the Fund’s investments.

(b) The Adviser is authorized, in its sole discretion, to:

(i)

obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities, loans or other financial instruments that are purchased for or considered for purchase by the Fund;

(ii)

make investment decisions for the Fund (including the exercise or disposition of rights accompanying portfolio securities, loans or other financial instruments (such as tender offers, exchanges, amendments, consents, waivers or forbearances) and other attendant rights thereto);

(iii)	place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund;

(iv)	arrange for the pricing of Fund securities, loans or other financial instruments;

(v)

execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, assignors, assignees, participants, counterparties and other persons in connection with the Adviser’s management of the assets of the Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact);

(vi)	employ professional portfolio managers and securities analysts who provide research services to the Fund;

(vii)

engage certain third-party professionals, consultants, experts or specialists in connection with the Adviser’s management of the assets of the Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact);

(viii)	make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact); and

(ix)

to engage one or more sub-advisors, including StepStone Group LP, subject to approval by the Board of the Fund. The Adviser will in general take such action as is appropriate to effectively manage the Fund’s investment portfolio and practices.

(c) The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described in this Section 1 on the terms and for the compensation provided herein, subject to the terms of the administration agreement between the Fund and the Adviser (the “Administration Agreement”).

2. Portfolio Transactions. (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b) The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder.

(c) Unless and until otherwise directed by the Board of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d) The Adviser will promptly communicate to the officers and the Board of the Fund such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Adviser. (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each month (starting with the month investment operations commence) a fee (the “Management Fee”) at the rate of 0.1250% (1.50% on an annualized basis) of the Fund’s net assets. The Management Fee will be computed based on the value of the net assets of the Fund as of the close of business on the last business day of each month (including any assets in respect of Shares that will be repurchased by the Fund as of the end of the month). The Management Fee is due and payable in arrears within three business days of the determination of the Fund’s net assets but no later than 25 business days after the end of the month. The Adviser will pay all fees of the Sub-Adviser in connection with its duties in respect of the Fund.

(b) At the end of each calendar month, the Adviser will also be entitled to accrue an incentive fee (the “Incentive Fee”) in an amount equal to 15% of the excess, if any, of (i) the net profits of the Fund for the relevant month over (ii) the then balance, if any, of a memorandum account maintained by the Fund (the “loss recovery account”), which will have an initial balance of zero and will be (A) increased upon the close of each month by the amount of the net losses of the Fund for the month, and (B) decreased (but not below zero) upon the close of each calendar month by the amount of the net profits of the Fund for the month. For the purposes of the Incentive Fee, the term “net profits” shall mean the amount by which the net asset value of the Fund on the last day of the relevant month exceeds the net asset value of the Fund as of the beginning of the same month, including any net change in unrealized appreciation or depreciation of investments, realized income and gains or losses, expenses (including offering and organizational expenses) and excluding contributions and repurchases. The Incentive Fee will be incorporated into the Fund’s monthly net asset value and paid annually at the end of the calendar year.

(c) In the event of termination of this Agreement, the Management Fee and Incentive Fee provided in this Section 3 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4. Fund Expenses. Except as otherwise provided in this Agreement, the Administration Agreement or by law, the Adviser shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including without limitation, all Fund expenses set forth in the Fund’s then current Prospectus. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Fund, the Fund shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund only to the extent of its costs for such services, as reasonably determined.

5. Information and Reports. (a) The Adviser will keep the Fund informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time-to-time reasonably request.

(b) The Adviser also will provide the Fund with any information reasonably requested regarding its management of the Fund required for reports to the shareholders of the Fund (collectively, “Shareholders” and each a “Shareholder”), amended registration statements, or prospectus supplements to be filed by the Fund with the SEC. The Adviser will promptly inform the Fund if, to the best of its knowledge, any information in the Registration Statement, as amended from time to time, is (or will become) materially inaccurate or incomplete.

6. Status of Adviser. The Adviser shall, for all purposes herein, be deemed to be an independent contractor. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer, owner, member, manager, partner or employee of the Adviser or its affiliates, who also may be a trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

7. Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”)), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8. Indemnification. (a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, partner, owner, member, manager, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising from any act or omission by reason of being or having been Adviser to the Fund, or in connection with the Fund’s business, affairs or assets, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as Adviser of the Fund. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, during the duration of this Agreement or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as the Adviser of the Fund, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as the Adviser of the Fund or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as the Adviser of the Fund.

(d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as Adviser of the Fund. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

9. Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the Shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 120 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment,” as such term is defined under the 1940 Act.

10. Use of Names. (a) As owner or licensee of the rights to use and sublicense the use of the names “Conversus” and “CSPRING” any trademarks or derivatives thereof or logo associated therewith (collectively, the “Conversus IP”), the Adviser hereby grants the Fund a non-exclusive right and sublicense to use (i) the Conversus IP as part of the Fund’s name, and (ii) in connection with the Fund’s investment products and services, in each case only for so long as this Agreement, any other investment management agreement between the Fund and the Adviser (or any organization which shall have succeeded to the Adviser’s business as investment manager (the “Adviser’s Successor”)), or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as the Adviser or the Adviser’s Successor is an owner or licensee of the Conversus IP. The Fund agrees that it shall have no right to sublicense or assign rights to use the Conversus IP, it shall acquire no interest in the Conversus IP other than the rights granted herein, and the Fund shall not challenge the validity of the Conversus IP or the ownership thereof.

(b) The Fund further agrees that all services and products it offers in connection with the Conversus IP shall meet commercially reasonable standards of quality, as may be determined by the Adviser from time to time. At the Adviser’s reasonable request, the Fund shall cooperate with the Adviser and shall execute and deliver any and all documents necessary to maintain and protect (including, but not limited to, any trademark infringement action) the Adviser and/or enter the Fund as a registered user thereof.

(c) At such time as this Agreement or any other investment management agreement shall no longer be in effect between the Adviser (or the Adviser’s Successor) and the Fund, or the Adviser no longer is an owner or licensee of the Conversus IP, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use “Conversus” or “CSPRING” in the name of the Fund or any other name indicating that it is advised by, managed by or otherwise connected with the Adviser (or the Adviser’s Successor). In no event shall the Fund use the Conversus IP or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name “Conversus” or “CSPRING”) if this Agreement or any other investment management agreement between the Adviser (or the Adviser’s Successor) and the Fund is terminated.

11. Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund, as defined under the 1940 Act.

13. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

15. Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17. Form ADV. The Fund acknowledges receiving Part II of the Adviser’s Form ADV.

18. Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

STEPSTONE CONVERSUS LLC:	CONVERSUS STEPSTONE PRIVATE VENTURE AND GROWTH FUND:

By:	By:
Name: Robert W. Long	Name: Robert W. Long
Title: Chief Executive Officer	Title: President

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